Exhibit 99.1

NEXGEL Reports Record Third Quarter 2024 Revenue of $2.94 Million, an Increase of 141% Year-Over-Year and 104% Sequentially

Quarterly revenue growth driven by a sequential increase of 99% in branded consumer products and 103% in contract manufacturing

Gross profit margin for the quarter was 43.6% compared to 28.2% in Q3 of 2023 and 28.5% in Q2 of 2024

LANGHORNE, Pa. – November 13, 2024 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced record third quarter revenue of $2.94 million, an increase of 141% year-over-year and 104% sequentially.

Third Quarter 2024 Financial Highlights:

●	Net Revenue was $2.94 million, compared to $1.22 million in Q3 2023 and $1.44 million in Q2 2024.
●	Gross Profit Margin was 43.6%, compared to 28.2% in Q3 2023 and 28.5% in Q2 2024.
●	Net loss was $754,000, compared to $552,000 in Q3 2023 and $979,000 in Q2 2024.
●	Adjusted EBITDA[1] loss, a non-GAAP financial measure, was $347,000 in Q3 2024, compared to $464,000 in Q3 2023 and $788,000 in Q2 2024.
●	Cash as of September 30, 2024, was $1.10 million. Subsequent to the end of the quarter, the Company closed on a registered direct offering for gross proceeds of $2 million.

“The third quarter was yet another record quarter for the Company across all our key financial measures. Revenue increased 141% year-over-year and 104% sequentially, while gross margins were 43.6% and our Non-GAAP EBITDA loss improved to $347,000. Our significant growth was driven by approximately 100% sequential growth in both branded consumer products and contract manufacturing,” Adam Levy, NEXGEL’s Chief Executive Officer, commented. “As we head into the holiday season, we expect our year-over-year and sequential revenue growth to continue in the fourth quarter and our quarterly Non-GAAP EBITDA loss to narrow even further. Additionally, in the fourth quarter, our first orders of SilverSeal® to Cintas will occur. To meet the high demand we are seeing, subsequent to the third quarter, we strengthened our balance sheet with the closing of $2 million in gross proceeds from a registered direct offering.”

Third Quarter 2024 Financial Highlights

For the third quarter 2024, revenue totaled $2.94 million, an increase of 141%, as compared to the third quarter 2023, and an increase of 104%, as compared to the second quarter 2024. The increase year-over-year and sequentially in overall revenues was primarily due to sales growth in branded consumer products and contract manufacturing.

Gross profit totaled $1.3 million for the third quarter 2024, compared to a gross profit of $344,000 for the third quarter 2023 and gross profit of $410,000 for the second quarter 2024. The increase of $956,000 in gross profit year-over-year was primarily due to the increase in branded consumer products. The increase of $890,000 in gross profit sequentially was primarily due to the increase in branded consumer products and contract manufacturing.

Gross profit margin for the third quarter of 2024 was 43.6% compared to a gross margin for the third quarter of 2023 of 28.2% and a gross profit margin of 28.5% for the second quarter of 2024.

Cost of revenues increased by $781,000, or 89.1%, to $1.66 million for the third quarter 2024, as compared to $877,000 for the third quarter 2023. The increase in cost of revenues is primarily aligned with sales of branded consumer products, as both Silly George and Kenkoderm were acquired after the comparable 2023 period.

Selling, general and administrative expenses increased by $1.12 million, or approximately 118%, to $2.1 million for the third quarter 2024, as compared to $950,000 for the third quarter 2023. The increase in Selling, general and administrative expenses is primarily attributable to advertising, marketing, and Amazon fees, which increased $819,000.

Adjusted EBITDA1 loss, a non-GAAP financial measure, was approximately $347,000 as compared to an adjusted EBITDA loss of $464,000 for the third quarter of 2023 and $788,000 for the second quarter of 2024.

Net loss for the third quarter 2024 was $754,000 as compared to a net loss of $552,000 for the third quarter 2023, and a net loss of $979,000 for the second quarter 2024.

As of September 30, 2024, the Company had a cash balance of approximately $1.1 million. Subsequent to the end of the quarter, the Company closed on a registered direct offering of $2 million. The use of proceeds for the financing is for working capital and the immediate requirement for additional inventory and marketing to meet the higher-than-expected demand for the Silly George brand products.

As of November 13, 2024, NEXGEL had 6,790,777 shares of common stock outstanding, which number does not include the 727,272 shares of common stock we anticipate issuing in connection with our recent offering.

Third Quarter 2024 Financial Results Conference Call

Date: November 13, 2024

Time: 4:30 P.M. ET

Live Call: 1-800-225-9448 (U.S. Toll Free) or 1-203-518-9708 (International)

Webcast: Events and Presentations

For interested individuals unable to join the conference call, a replay will be available through August 28, 2024, by dialing + 1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 11157563. An archived version of the webcast will also be available for 90 days.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Non-GAAP Financial Measures

Certain Non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company excludes certain items, such as amortization of intangible assets, stock-based compensation, tax impact of adjustments, other unusual items and discrete items impacting income tax expense. The Company believes that excluding such items provides investors and management with a representation of the Company’s core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company’s operating expenditures and continuing operations. Management uses such Non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the Non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The Non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial statements and investors should evaluate them carefully. These Non-GAAP financial measures may differ materially from the Non-GAAP financial measures used by other companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our expectation that our year-over-year and sequential revenue growth will continue in the fourth quarter and our quarterly Non-GAAP EBITDA* loss will narrow even further as we head into the holidays.. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@kcsa.com

1. Adjusted EBITDA is a non-GAAP measure described in the section titled Non-GAAP Financial Measures” below and reconciled to the most directly comparable GAAP measure at the end of this release.

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2024 AND DECEMBER 31, 2023

(Unaudited)

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$1,059	$2,700
Accounts receivable, net	894	633
Inventory	1,778	1,319
Prepaid expenses and other current assets	879	400
Total current assets	4,610	5,052
Goodwill	1,124	1,128
Intangibles, net	839	326
Property and equipment, net	2,219	1,499
Operating lease - right of use asset	1,685	1,855
Other assets	95	95
Total assets	$10,572	$9,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,505	$1,233
Accrued expenses and other current liabilities	609	398
Deferred revenue	179	20
Current portion of note payable	83	80
Warrant liability	109	146
Contingent consideration liability	271	439
Financing lease liability, current portion	58	-
Operating lease liabilities, current portion	234	233
Total current liabilities	3,048	2,549
Operating lease liabilities, net of current portion	1,589	1,727
Financing lease liability, net of current portion	323	-
Notes payable, net of current portion	626	513
Total liabilities	5,586	4,789

Commitments and Contingencies (Note 16)

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 6,790,777 and 5,741,838 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7	6
Additional paid-in capital	21,826	19,406
Accumulated deficit	(17,146)	(14,715)
Total NexGel stockholders’ equity	4,687	4,697
Non-controlling interest in joint venture	299	469
Total stockholders’ equity	4,986	5,166
Total liabilities and stockholders’ equity	$10,572	$9,955

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues, net	$2,940	$1,221	$5,647	$3,007

Cost of revenues	1,658	877	3,678	2,546

Gross profit	1,282	344	1,969	461

Operating expenses
Research and development	-	6	78	90
Selling, general and administrative	2,070	950	4,604	2,629
Total operating expenses	2,070	956	4,682	2,719

Loss from operations	(788)	(612)	(2,713)	(2,258)

Other income (expense)
Interest expense	(20)	(3)	(67)	(13)
Interest income	-	1	2	3
Other income	39	-	40	3
Gain on investments	5	44	62	168
Changes in fair value of warrant liability	10	18	37	96
Total other income, net	34	60	74	257
Loss before income taxes	(754)	(552)	(2,639)	(2,001)
Income tax expense	-	-	-	-
Net loss	$(754)	$(552)	$(2,639)	$(2,001)
Less: Loss (income) attributable to non-controlling interest in joint venture	61	2	208	(58)
Net loss attributable to NexGel stockholders	(693)	(550)	(2,431)	(2,059)
Net loss per common share - basic	$(0.11)	$(0.10)	$(0.39)	$(0.36)
Net loss per common share - diluted	$(0.11)	$(0.10)	$(0.39)	$(0.36)
Weighted average shares used in computing net loss per common share - basic	6,569,403	5,714,316	6,274,221	5,654,981
Weighted average shares used in computing net loss per common share – diluted	6,569,403	5,714,316	6,274,221	5,654,981

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net loss	$(2,431)	$(2,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) attributable to non-controlling interest in joint venture	(208)	58
Depreciation and amortization	328	103
Changes in ROU asset and operating lease liability	31	33
Share-based compensation and restricted stock vesting	271	120
Gain on investment in marketable securities	(62)	168
Changes in fair value of warrant liability	(37)	(96)

Changes in operating assets and liabilities:
Accounts receivable	(261)	(936)
Inventory	(459)	(588)
Prepaid expenses and other assets	(479)	(227)
Accounts payable	272	808
Accrued expenses and other current liabilities	(132)	(67)
Deferred revenue	159	34
Net Cash Used in Operating Activities	(3,008)	(2,649)

Investing Activities
Proceeds from sales of marketable securities	62	5,340
Capital expenditures	(374)	(611)
Net cash paid for Asset acquisition	(400)	-
Net Cash (Used in) Provided by Investing Activities	(712)	4,729

Financing Activities
Proceeds from margin line of credit	345	89
Proceeds from Rights offering	1,950	—
Investment by joint venture partner	37
Principal payment on financing lease liability	(36)	—
Change in contingent consideration liability	(164)	—
Principal payments of notes payable	(53)	(4)
Net Cash Provided by Financing Activities	2,079	85
Net Decrease in Cash	(1,641)	2,165
Cash – Beginning of period	2,700	1,101
Cash – End of period	$1,059	$3,266
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$65	$7
Taxes	$—	$—

Supplemental Non-cash Investing and Financing activities
Shares issued in conjunction with asset acquisition	$200	$—
Property and equipment financed under notes payable	$165	$—
Property and equipment financed under financing leases	$416	$—
Property and equipment contributed as capital investment to JV	$—	$500
ROU asset and operating lease liabilities recognized upon consolidation of JV	$—	$334

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, except per share amounts)

CALCULATION OF EBITDA & ADJUSTED EBITDA

	Three Months Ended June 30,	Three Months Ended September 30,
	2024	2024	2023
Net (loss) income:	$(979)	$(754)	$(552)
Less: Loss (income) attributable to non-controlling interest in joint venture	94	61	2
Net loss attributable to NexGel stockholders	(885)	(693)	(550)
Adjustments:
Depreciation and amortization	82	184	35
Interest expense	30	20	3
Income tax expense	-	-	-
EBITDA	(773)	(489)	(512)
Change in warrant liability(1)	(79)	(11)	(19)
Share-based compensation expense(2)	64	153	67
Adjusted EBITDA:	$(788)	$(347)	$(464)

	Nine Months Ended September 30,
	2024	2023
Net (loss) income:	$(2,639)	$(2,001)
Less: Loss (income) attributable to non-controlling interest in joint venture	208	(58)
Net loss attributable to NexGel stockholders	(2,431)	(2,059)
Adjustments:
Depreciation and amortization	328	103
Interest expense, net	65	10
Income tax expense	-	-
EBITDA	(2,038)	(1,946)
Change in warrant liability (1)	(37)	(96)
Share-based compensation expense(2)	271	120
Adjusted EBITDA:	$(1,804)	$(1,922)

(1)	This adjustment gives effect to non-cash warrant liability changes incurred during the periods.

(2)	The adjustments represent share-based compensation expense related to awards of stock options, restricted stock units, or common stock in exchange for services. Although we expect to continue to award stock in exchange for services, the amount of non-cash stock-based compensation is excluded as it is subject to change as a result of one-time or non-recurring projects.